Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION MARKED BY [***] HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARMELL THERAPEUTICS CORPORATION,

AZTEC MERGER SUB, INC.,

AND

AXOLOTL BIOLOGIX, INC.

DATED AS OF JULY 26, 2023

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TABLE OF CONTENTS

(CONTINUED)

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TABLE OF CONTENTS

(CONTINUED)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2023, is made by and among Carmell Therapeutics Corporation, a Delaware corporation (“Carmell”), Aztec Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Carmell (“Merger Sub”), and Axolotl Biologix, Inc., a Delaware corporation (the “Company”). Carmell, Merger Sub, and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, on the Closing Date, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company will merge with and into the Merger Sub (the “Merger”), with the Company as the surviving company in the merger and, after giving effect to such merger, shall be a wholly-owned Subsidiary of Carmell, and each share of Company Common Stock will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, before the Closing Date, the board of directors of the Company (the “Company Board”) will have unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and are advisable to, the Company and the Company Stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger) and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, before the Closing Date, the board of directors of each Carmell Party will have unanimously (a) determined that this Agreement, the Ancillary Documents to which a Carmell Party is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, such Carmell Party and its stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which a Carmell Party is or will be party and the transactions contemplated hereby and thereby (including the Merger) and (c) resolved to recommend that its stockholders adopt this Agreement and the Ancillary Documents to which such Carmell Party is or will be party.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Documents” means the Lock-Up Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA) and (b) any other anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering, each as applicable.

“Business” means the research, development and commercialization of human biologics and biological-related products to promote healing for many conditions that affect patients, including orthopedic ailments, wound care, and aesthetics, as conducted by the Company as of the date of this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Carmell Common Stock” means Common Stock, $0.0001 par value, of Carmell (NASDAQ ticker: CTCX).

“Carmell Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Carmell prior to the Closing.

“Carmell Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.4 (Brokers).

“Carmell Material Adverse Effect” means [***].

“Carmell Parties” means Carmell and Merger Sub.

“Carmell Series A Preferred Stock” means a newly designated series of preferred stock of Carmell, which shall be designated Series A Preferred Stock, par value $0.0001 per share, which shall be convertible into shares of Carmell Common Stock at the Conversion Rate on the terms set forth in the Certificate of Designation of Series A Preferred Stock, which shall be in a form mutually agreed among the Parties prior to the Closing.

“Carmell Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Carmell Common Stock entitled to vote thereon, whether in person or by proxy at the Carmell Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Carmell and applicable Law.

“Change of Control Payment” means (a) any success, change of control, retention, severance, transaction bonus or other similar payment to any Person that is payable due to the consummation of the transactions contemplated by this Agreement or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document), plus the employer portion of any employment, payroll or Tax withholdings or similar Taxes thereon.

“Closing Common Share Consideration” means the number of shares of Carmell Common Stock equal to the lesser of (i) the Closing Share Cap and (ii) the Closing Share Consideration.

“Closing Consideration” means (a) $8.0 million in cash (the “Closing Cash Consideration”) and (b) the Closing Share Consideration.

“Closing Preferred Share Consideration” means the number of shares of Carmell Preferred Stock equal to (i) (x) the Closing Share Consideration minus (y) the Closing Common Share Consideration divided by (ii) 100.

“Closing Share Cap” means the number of shares of Carmell Common Stock equal to 19.99% of the total number of shares of Carmell Common Stock outstanding as of the date of this Agreement.

“Closing Share Consideration” means the number of shares equal to (a) $57.0 million divided by (b) the VWAP of the Carmell Common Stock for the 30 consecutive Trading Days immediately preceding the Closing Date, which number of shares shall consist of the Closing Common Share Consideration and, to the extent that the Closing Share Consideration exceeds the Closing Share Cap, the Closing Preferred Share Consideration.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or businesses of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Business Intellectual Property” means collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Closing Financial Statements” means true and correct copies of (i) the audited financial statements of the Company as of and for the fiscal years ended December 31, 2021 and December 31, 2022 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows of the Company for each of the years then ended and (ii) the unaudited financial statements for the six-month period ended June 30, 2023 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows of the Company for the six-month period ended June 30, 2023, which shall, in each case, (A) fairly present in all material respects the financial position of the Company as of the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (C) be audited in accordance with the standards of the PCAOB and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Carmell Parties by the Company on the date of this Agreement, or as may be amended by the Company prior to Closing; provided, such amendment shall only be made with the written consent of the Carmell Parties (which shall not be unreasonably conditioned, withheld or delayed).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2(a), Section 3.2(b) and Section 3.2(d) (Capitalization), Section 3.3 (Authority) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (other than the Company) that are licensed or sublicensed to the Company other than (a) licenses to Off-the-Shelf Software, (b) licenses to Public Software, (c) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Company’s form therefor that has been provided to the Carmell Parties and (d) licenses or other rights to Intellectual Property Rights that otherwise are commercially available and licensed to the Company on a nonexclusive basis under the Person’s standard licensing terms.

“Company Material Adverse Effect” means [***].

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Company.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share.

“Company Product” means each product or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by the Company, including all Registered Intellectual Property filed by or filed in the name of the Company.

“Company Shares” means, collectively, the Company Preferred Stock and the Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Common Stock and the Company Preferred Stock as of any determination time prior to the Effective Time.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of March 20, 2023, between the Company, Carmell and Alpha Healthcare Acquisition Corp. III.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contingent Worker” means any individual independent contractor, consultant, contractor, temporary employee, or leased employee currently being used by the Company and classified by the Company as other than an employee, or compensated other than through Form W-2 wages paid by the Company through the Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion Rate” means 100 shares of Carmell Common Stock per share of Carmell Series A Preferred Stock.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Eligible Market” means the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, or the NYSE Arca (or any nationally recognized successor to any of the foregoing).

“Employee Benefit Plan” means each (A) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (B) each material stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan and each other employee benefit plan, program, policy, agreement and arrangement not described in (A) above, and (C) each material plan or arrangement providing compensation to employee and non-employee directors, in each case that the Company maintains, sponsors or contributes to or has any obligation to contribute to, or under or with respect to which the Company has or may have any material Liability (including as an ERISA Affiliate).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” with respect to any Party, means a Willful Breach by such Party of the representations and warranties set forth in Article 3 or Article 4, as applicable, or any certificate delivered hereunder, with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Future Consideration” means the Future Payments (as defined on Exhibit A) due to Company Stockholders upon the achievement of the Milestones (as defined in Exhibit A).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then current standards for clinical trials (including all applicable requirements relating to the protection of human subjects), as set forth in the FDCA (as defined below), and applicable regulations promulgated thereunder, as amended from time to time, and such applicable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Government Entities in any other countries, including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, in which the Company Products are sold or distributed or intended to be sold or distributed.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are sold or distributed or intended to be sold or distributed.

“Good Manufacturing Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of drug and biological products and medical devices, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600, 610 and 820, and such applicable standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Company Products are sold or distributed or intended to be sold or distributed.

“Good Tissue Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of human cells, tissues, and cellular and tissue-based products as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 1271, and such applicable standards of good tissue practices as are required by Governmental Entities in any other countries in which the Company Products are sold or distributed or intended to be sold or distributed.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“Healthcare Laws” means any applicable Laws, regulations and requirements having the force of law relating to drugs, biological products, human cells, tissues, and cellular and tissue-based products, or medical devices, Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, Good Tissue Practices,, interactions with health care professionals, fraud and abuse matters, laboratory testing, biospecimen collection or testing, non-clinical testing, preclinical studies, clinical trials, complaint handling, adverse event reporting, biohazards, and pharmacies. Healthcare Laws includes, but is not limited to: (a) the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the FDA promulgated thereunder; (b) the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the FDA promulgated thereunder; (c) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (d) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (e) the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn); (f) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (g) the civil False Claims Act (31 U.S.C. § 3729 et seq.); (h) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (i) the exclusion Laws (42 U.S.C. § 1320a-7); (j) any other applicable federal, state, local Laws, and regulations and requirements having the force of law related to the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging of any Company Products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure, accreditation or any other material aspect of providing health care products or services; (k) HIPAA; and (l) all applicable Laws, regulations and requirements governing the licensure, accreditation, certification and operation of the Company’s business, including related regulations and guidance in the United States.

“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services, in each case, as the same may be amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 5.5.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any United States federal, state, local, national statute, law (including common law), act, ordinance, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts and liabilities, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, covenant not to sue granted to a third party, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” means the Lock-Up Agreement, which shall be in a form mutually agreed among the Parties, to be executed by each Company Stockholder in connection with the Closing.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger Consideration” means the Closing Consideration and any portion of the Future Consideration that becomes payable pursuant to Exhibit A.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means (i) any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, directive, pronouncement, guideline or recommendation of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the World Health Organization in connection with or in respect to COVID-19 or any other pandemic, epidemic, public health emergency or virus or disease outbreak and (ii) any acts or omissions by the Company that have been or may be taken in a commercially reasonable manner as a reasonable good faith response to COVID-19, or to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company or the Business as may result from COVID-19.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property for the operation of the Business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property for the operation of the Business and do not prohibit or materially interfere with the Company’s use or occupancy of such real property for the operation of the Business, (e) in the case of the Leased Real Property, any Lien granted by any lessor, developer or third-party on any fee interest underlying the Leased Real Property, (f) the Real Property Leases, (g) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (h) grants by the Company of Intellectual Property Rights in the ordinary course of business consistent with past practice and rights of licensors of, or limitations on the exploitation of, Intellectual Property Rights licensed to the Company contained in the relevant license agreement and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person or device.

“Privacy Laws” means all Laws that govern the Processing of Personal Data or governing privacy, data protection, data security, data or security breach notification, including, to the extent applicable, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Health Insurance Portability and Accountability Act of 1996 and state Laws concerning the privacy or security of health information, the CAN-SPAM Act, the Telephone Consumer Protection Act (“TCPA”) and other Laws regulating the use of Personal Data for marketing purposes in the United States.

“Proceeding” means any lawsuit, litigation, action, audit, complaint, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Pro Rata Share” means the percentage as calculated based on the number of Company Shares owned by such Company Stockholder immediately prior to the Effective Time, divided by the total number of Company Shares outstanding immediately prior to the Effective Time. Each Company Stockholder’s Pro Rata Share shall be specified on the Allocation Schedule.

“Proxy Statement” means a proxy statement on Schedule 14A relating to the transactions contemplated by this Agreement and the Ancillary Documents.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” means the registration rights agreement into which Carmell, certain of the Carmell stockholders and certain of the Company Stockholders will enter into on or prior to the Closing Date, which shall be in a form mutually agreed among the Parties.

“Regulatory Permits” means all Permits granted by FDA or any other Governmental Entity to the Company, or Permits maintained by the Company including registration and listing of human cells, tissues, and cellular and tissue-based products, cleared investigational new drug applications, approved Biologics License Applications, manufacturing approvals and authorizations, CE-mark certificates of conformity, clinical trial authorizations and ethical reviews, facility licenses, or their state, national or foreign equivalents.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, and legal, financial, internal and independent accounting and other advisors and representatives.

“Sanctions and Export Control Laws” means any applicable Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Carmell Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable domestic securities or similar Laws.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, or claims for refund, together with any schedules thereto or amendments thereof, relating to Taxes filed or required to be filed with any Governmental Entity.

“Trading Market” means The Nasdaq Capital Market (or any nationally recognized successor thereto).

“VWAP” means, for the Carmell Common Stock (Nasdaq: CTCX) as of any Trading Day, the dollar volume-weighted average price for the Carmell Common Stock on the Trading Market (or, if the Carmell Common Stock is then listed on an Eligible Market, on such Eligible Market) during the period beginning at 9:30:01 a.m., New York City time, or such other time publicly announced by the Trading Market (or by such Eligible Market, as applicable) as the official open (or commencement) of trading on the Trading Market (or on such Eligible Market, as applicable) on such Trading Day, and ending at 4:00 p.m., New York City time, or such other time publicly announced by the Trading Market (or by such Eligible Market, as applicable) as the official close of trading on the Trading Market (or on such Eligible Market, as applicable) on such Trading Day, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 1.2 Certain Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

401(k) Plan	Section 5.18
Additional Carmell SEC Reports	Section 4.6
Agreement	Section 9.6 and preamble
Allocation Schedule	Section 2.3
CARES Act	Section 3.16(o)
Carmell	Preamble
Carmell Financial Statements	Section 4.10(c)
Carmell Indemnified Parties	Section 8.2(a)
Carmell Material Adverse Effect	Section 6.3(a)
Carmell Related Party	Section 4.7
Carmell Related Party Transactions	Section 4.7
Carmell SEC Reports	Section 4.6
Carmell Stockholders Meeting	Section 5.8
Certificate of Merger	Section 2.1(a)(ii)
Certificates	Section 2.1(a)(vii)
Claim	Section 8.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Filing	Section 5.4(b)
Closing Press Release	Section 5.4(b)
Company	Preamble
Company Board	Recitals
Company D&O Persons	Section 5.12(a)
Company D&O Tail Policy	Section 5.12(c)
Company Financial Statements	Section 3.4(a)
Company Material Adverse Effect	Section 6.2(a)
Company Material Adverse Effect	Section 8.2(b)
Company Related Party	Section 3.19
Company Related Party Transactions	Section 3.19
Company Stockholder Written Consent	Section 5.11
Company Stockholder Written Consent Deadline	Section 5.11
Creator	Section 3.13(d)
DGCL	Recitals
Dissenting Shares	Section 2.7(a)
Effective Time	Section 2.1(a)(ii)
Enforceability Exceptions	Section 3.3
Exchange Agent	Section 2.5(a)
Exchange Agent Agreement	Section 2.5(a)
Exchange Fund	Section 2.5(c)(i)
Indemnified Party	Section 8.3(a)
Inventory	Section 3.4(f)
Leased Real Property	Section 3.18(b)
Letter of Transmittal	Section 2.5(b)

Term	Section
Licensed Out IP	Section 3.13(c)
Losses	Section 8.2(a)
Material Contracts	Section 3.7(a)
Material Permits	Section 3.6
Merger	Recitals
Merger Sub	Preamble
Parties	Preamble
Permitted Transfer	Section 1.1(b)
Privacy and Data Security Policies	Section 3.20(a)
Privacy Requirements	Section 3.20(a)
Required Transaction Proposal	Section 5.7
Section 280G	Section 5.17
Section 280G Payments	Section 5.17
Signing Filing	Section 5.4(b)
Signing Press Release	Section 5.4(b)
Surviving Corporation	Section 2.1(a)(i)
Tax Opinion	Section 5.5(c)
Termination Date	Section 7.1(d)
Termination Fee	Section 7.2
Transaction Litigation	Section 5.14
Transfer Taxes	Section 5.5(e)
Troutman	Section 5.5(c)

ARTICLE 2

THE MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, the Company shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Corporation”).

(ii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Carmell (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by Carmell and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all Liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the Liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001, of the Surviving Corporation.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Dissenting Shares and the Company Shares cancelled in accordance with clause (viii) immediately below) issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive a Pro Rata Share of the Closing Consideration and if applicable, a Pro Rata Share of Future Consideration, if any. From and after the Effective Time, the holder(s) of certificates (the “Certificates”), if any, evidencing ownership of Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as Carmell and the Company may agree in writing or electronically by exchange of the closing deliverables by the means provided in Section 9.10.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Carmell an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Equity Securities held by each Company Stockholder, (b) such Company Stockholder’s Pro Rata Share, (c) the aggregate amount of Closing Cash Consideration and Closing Share Consideration (including with respect to the Closing Common Share Consideration and the Closing Preferred Share Consideration) payable or issuable to each Company Stockholder, and (d) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b) and (c) are, and will be as of immediately prior to the Effective Time, (i) true and correct in all respects and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, and applicable Laws. The Company will review any comments to the Allocation Schedule provided by Carmell or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Carmell or any of its Representatives to correct inaccuracies. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Carmell Common Stock that each Company Stockholder will have a right to receive pursuant to this Agreement will be rounded down to the nearest whole share.

Section 2.4 Future Consideration.

(a) In addition to payment of the Closing Consideration in accordance with the terms of this Agreement, when any Future Consideration becomes payable in accordance with the terms of Exhibit A, Buyer shall make payment within the applicable time period set forth in Exhibit A of such Future Consideration to the Company Stockholders based on their Pro Rata Share.

(b) The right of the Company Stockholders to receive any portion of the Future Consideration (i) is solely a contractual right, will not be evidenced by a certificate and does not constitute a security, or other instrument, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to Carmell pursuant to a Permitted Transfer, and (iii) does not give the Company Stockholders any right to receive interest payments. There is no guaranty or other assurance of any kind that any Future Consideration will be payable hereunder. For purposes of this Agreement, “Permitted Transfer” means: (A) a transfer on death by will or intestacy, (B) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee, (C) a transfer made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation), (D) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration or (E) a transfer made by operation of law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

Section 2.5 Deliverables

(a) At least three (3) Business Days prior to the Closing Date, Carmell shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Shares, each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, for the portion of the Closing Consideration issuable in respect of such Company Share pursuant to this Agreement, and on the terms and subject to the other conditions set forth in this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a letter of transmittal in a customary form to be mutually agreed between the Parties (a “Letter of Transmittal”); provided that any representations and warranties made by a Company Stockholder in a Letter of Transmittal shall be limited to authority, title to the applicable Company Shares and absence of liens on the applicable Company Shares.

(c) At the Effective Time,

(i) Carmell shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Carmell Common Stock in book-entry form representing the portion of Closing Share Consideration issuable pursuant to Section 2.1(a)(vi). All shares in book-entry form representing the portion of the Closing Share Consideration issuable pursuant to Section 2.1(a)(vi) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(ii) Carmell shall make payment to each Company Stockholder, of such Company Stockholder’s Pro Rata Share of the Closing Cash Consideration, by wire transfer of immediately available funds, to an account designated by such Company Stockholder and set forth on the Allocation Schedule.

(d) Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Closing Consideration pursuant to Section 2.1(a)(vi) shall be entitled to receive the portion of the Closing Consideration to which he, she or it is entitled upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one (1) Business Day prior to the Closing Date, then Carmell and the Company shall take all necessary actions to pay the applicable portion of the Closing Cash Consideration and to cause the applicable portion of the Closing Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to or on or after the Closing Date, then Carmell and the Company (or the Surviving Corporation) shall take all necessary actions to pay the applicable portion of the Closing Cash Consideration and to cause the applicable portion of the Closing Share Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Closing Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Shares in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Closing Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Shares in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Shares in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Closing Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Dissenting Shares and the Company Shares cancelled in accordance with Section 2.1(a)(viii)) shall solely represent the right to receive a portion of the Closing Consideration to which such Company Share is entitled to receive pursuant to this Agreement.

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Carmell or as otherwise instructed by Carmell, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Closing Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Carmell for the issuance of the applicable portion of the Closing Consideration, without any interest thereon. None of Carmell, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Closing Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Carmell free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. Carmell, the Exchange Agent and any of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon becoming aware of any such withholding obligation, Carmell shall use commercially reasonable efforts to give reasonable advance notice of such withholding to the Company (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code or is due to a failure of a Person to provide any applicable Tax form required under the relevant Letter of Transmittal) and shall reasonably cooperate with the Company to eliminate or reduce any such required deduction or withholding.

Section 2.7 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, any of the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company.

(b) Prior to the Closing, the Company shall give Carmell prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company shall not, except with the prior written consent of Carmell (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 9.7, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Carmell Parties as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company does not conduct any material portion of its Business or other activities or own, lease or operate any properties outside the United States.

(b) True and complete copies of the Governing Documents of the Company have been made available to the Carmell Parties, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) Schedule 3.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Company Shares (A) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (D) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, except as otherwise set forth in Schedule 3.2(a). There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Shares, and the Company has not adopted any equity incentive plan for the purpose of granting Equity Securities as a form of compensation.

(b) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company, identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“Enforceability Exceptions”).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available (or will upon receipt of same from the Company’s auditor) to the Carmell Parties a true and complete copy of the audited consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows of the Company for each of the years then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable).

(b) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business as of December 31, 2022 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of December 31, 2022 included in the Company Financial Statements.

(c) The Company has established and maintains a system of internal accounting controls that is designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets.

(d) The Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(e) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and are collectible except to the extent of reserves therefor set forth in the audited consolidated balance sheets of the Company as of December 31, 2022 or, for accounts receivable arising subsequent to such date, as reflected on the books and records of the Company (which accounts receivable are recorded in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company. Section 3.4(e) of the Company Disclosure Schedule sets forth the aging of the accounts receivable of the Company as of date disclosed thereon.

(f) All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”), whether or not reflected on the Company’s balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value and is disclosed on Section 3.4(f)of the Company Disclosure Schedule or for which adequate reserves have been established and is disclosed on Section 3.4(f) of the Company Disclosure Schedule. All Inventory is owned by the Company free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and are sufficient to fulfill all outstanding orders, contracts and commitments of the Company.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) To the knowledge of the Company, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger (iv) US Small Business Administration Approval of a change of control relative to the SBA Loan listed on Section 3.2(c) of the Company Disclosure Schedules, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not be material to the Company.

Section 3.6 Permits. The Company has all Permits that are required to own, lease or operate its properties and assets and to conduct the Business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(ii) any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) any Contract for any material joint venture, partnership, collaboration or strategic alliance;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Carmell or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, Carmell or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the agreement;

(vii) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $1,000,000;

(viii) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of $1,000,000;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which the Company (or Carmell or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Business Intellectual Property;

(xi) any Contract (A) for the employment or engagement of any current director, manager, officer, employee, Contingent Worker or other individual service provider of the Company whose annual base salary (or, in the case of an individual other than an employee, annual base compensation) is in excess of $250,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract (A) executed with any current director, manager, officer, employee, Contingent Worker or other individual service provider of the Company that provides for severance benefits, or (B) entered into by the Company that constitutes a collective bargaining agreement or any other agreement executed between the Company and a union or similar organization;

(xiii) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes, at any time in the future, any material, non-monetary obligations on the Company (or Carmell or any of its Affiliates after the Closing); and

(xv) any other Contract the performance of which requires either (A) annual payments by the Company in excess of $1,000,000 or (B) aggregate payments by the Company in excess of $2,500,000 over the life of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the Company and to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2023 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted the Business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of the Carmell Parties if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), (ii), (iii), (iv), (vi), (ix) (solely relating to the Company’s directors and officers), (x), (xii), (xiii) and (xv).

Section 3.9 Litigation. There is no Proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company. Neither the Company nor any of its material properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by the Company pending against any other Person. This Section 3.9 does not apply to claims arising under Employee Benefit Plans, which are addressed solely in Section 3.11 herein.

Section 3.10 Compliance with Applicable Law. Except as otherwise set forth on Schedule 3.10 of the Company Disclosure Schedule, the Company (a) conducts and has conducted the Business in accordance with all Laws and Orders applicable to the Company and is not and has not been in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication that alleges that the Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.

(b) True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been made available to the Carmell Parties: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(c) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(d) Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is or was the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. To the knowledge of the Company, no litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened in writing with respect to any Employee Benefit Plan. All payments or contributions required to have been made with respect to all Employee Benefit Plans either have been made in all material respects or have been accrued in all material respects in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e) Neither the Company nor any ERISA Affiliate has maintained, contributed to, or been required to contribute to or had any Liability with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f) Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated, other than as required by COBRA.

(g) Each Employee Benefit Plan (excluding compensatory arrangements) may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law. Except as required by applicable Law, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, to the knowledge of Company, has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and to the knowledge of the Company, no event or omission has occurred that would be reasonably likely to result in noncompliance.

(i) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement would (either alone or in combination with any other event) reasonably be expected to (i) result in, or cause the accelerated vesting payment, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company, (ii) further restrict any rights of the Company to amend or terminate any Employee Benefit Plan (except any limitations imposed by applicable Law), or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

(j) The Company has no obligation to make any tax “gross-up” or similar “make whole” payments to any service provider pursuant to any tax imposed under Section 409A or 4999 of the Code.

(k) No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company has not received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Company has made available to the Carmell Parties, if any, copies of all material environmental, health and safety reports and documents that were prepared for the Company by third parties and are in the Company’s possession relating to the operations, properties or facilities of the Company in the past five (5) years.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of: (i) all currently issued or pending Company Registered Intellectual Property, and (ii) any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) All fees and filings necessary as of the date of this Agreement to maintain any application or registration, issuance or grant of any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars, as applicable. No item of the Company Registered Intellectual Property listed in Section 3.13(a) of the Company Disclosure Schedule is cancelled, abandoned, or lapsed. As of the date of this Agreement, the Company Registered Intellectual Property is not the subject of any pending material Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Company exclusively owns all right, title and interest in and to all material Company Business Intellectual Property (except Company Licensed Intellectual Property), free and clear of all Liens (other than Permitted Liens) and without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. For all Patents owned by the Company, each inventor listed on the Patent has assigned his or her rights to the Company. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Business Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c)(i) of the Company Disclosure Schedules sets forth a list of all current Contracts: (A) pursuant to which the Company has been granted a license, sublicense or other rights to any Company Licensed Intellectual Property as of the date of this Agreement; and (B) pursuant to which the Company has granted another Person a covenant not to sue with respect to any Company Business Intellectual Property. Section 3.13(c)(ii) of the Company Disclosure Schedule sets forth a list of all current Contracts pursuant to which the Company has granted a license, sublicense or other right to any material Company Business Intellectual Property (“Licensed Out IP”). The Company has valid rights under all Contracts for Company Licensed Intellectual Property listed in Section 3.13(c)(i) of the Company Disclosure Schedules to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company as of the date of this Agreement, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company Business Intellectual Property (including the Company Licensed Intellectual Property), to the knowledge of the Company, constitutes all of the Intellectual Property that is material, necessary and sufficient to enable the Company to conduct the Business as currently conducted in all material respects. To the knowledge of the Company, the Company Registered Intellectual Property and any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company are currently in compliance with formal legal requirements of the applicable intellectual property office and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. To the knowledge of the Company, all Company Registered Intellectual Property and any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company are subsisting, and if registered, issued or granted, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) The Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of the Company. Each Creator has assigned or has agreed to assign to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(e) The Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by the Company. Without limiting the foregoing, to the knowledge of the Company, the Company has not disclosed any material trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material Company trade secrets, confidential know-how or confidential information of or in the possession the Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Business Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(g) To the Company’s knowledge, neither the conduct of the Business nor any of the Company Products offered, marketed, licensed, provided, sold, distributed, proposed to be marketed or sold, or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or other exploitation of any Company Product infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(h) There is no material Proceeding pending against the Company nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Business Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.

(i) To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company Business Intellectual Property or any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company, in each case in any material respect. Except as set forth on Section 3.13(i) of the Company Disclosure Schedules, the Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Business Intellectual Property or any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(j) To the Company’s knowledge, the Company owns or has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise under the control of the Company and used by the Company in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed or delivered to any escrow agent or, to the Company’s knowledge, any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Business Intellectual Property and material to the Business, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is material to the Business and that is owned by the Company to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.

(k) The Company has not incorporated into any proprietary Software that constitutes a product or service offered by the Company or is otherwise considered Company Business Intellectual Property and that is distributed outside of the Company, or is otherwise used in a manner that would subject the Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any such Company Business Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Business Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Business Intellectual Property or (iv) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Business Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Schedules contains a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) the entity that employs the individual; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary, hourly or commission basis; (v) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable; (vi) bonus and commission potential; (vii) for any part-time employee, average scheduled hours per week; and (viii) date of hire.

(b) The Company is and for at least the past three (3) years has been in material compliance with the Fair Labor Standards Act and state, local and foreign wage and hour Laws (as applicable) regarding proper classification of its employees as exempt or non-exempt. With respect to Contingent Workers who are or were engaged by the Company, the Company is and for at least the past three (3) years has been in material compliance with applicable Laws regarding proper classification and treatment of services providers as Contingent Workers (as distinguished from Form W-2 employees).

(c) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime. The Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation, as applicable, due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. The Company is not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) Currently and within the three (3) years preceding the date of this Agreement, the Company has not been party to or, to the Company’s knowledge, the subject of any litigation, arbitration, mediation, governmental audit, administrative agency proceeding, private dispute resolution proceeding, or governmental investigation, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company, and the Company has not conducted an internal investigation or authorized a third-party investigation

(including those concerning allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or, to the knowledge of the Company, have been threatened in writing against the Company.

(e) To the knowledge of the Company, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company. The Company has not incurred any material Liability under the WARN Act nor, to the knowledge of the Company, and based on the proposed terms of the transactions contemplated herein, will it incur any Liability under the WARN Act as a result of the transactions contemplated by this Agreement.

(f) The Company is not a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against the Company. To the Company’s knowledge, there have been no labor organizing activities with respect to any employees of the Company.

(g) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by the Company has occurred prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Company is and has been in material compliance with all applicable employment-related Pandemic Measures of a type described in clause (i) of the definition thereof.

(h) To the knowledge of the Company, no director, officer, or executive employee has expressed, as of the date of this Agreement, any plans to terminate his or her employment with the Company.

(i) Except as set forth in Section 3.14(i) of the Company Disclosure Schedules, each employee of the Company is employed at will.

(j) To the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company against any officer, executive or management-level employee of the Company and, to the Company’s knowledge, there have not been any such allegations.

(k) During the three (3) year period preceding the date hereof, the Company has paid and continues to pay each of its employees in a manner that complies in all material respects with applicable federal, state, local, and foreign Laws pertaining to the equal pay of employees.

(l) Currently and within the three (3) years preceding the date of this Agreement, the Company has complied in all material respects with all applicable Laws concerning affirmative action and prevailing wage obligations.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of material insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to the Carmell Parties. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.16 Tax Matters.

(a) The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and the Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third-party.

(c) The Company is not currently the subject of a Tax audit or examination, and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case, with respect to Taxes. No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority in writing that have not been resolved or settled in full.

(d) The Company has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(f) The Company is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local Tax Law).

(g) There are no Liens for Taxes on any assets of the Company other than Permitted Liens.

(h) The Company has not been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (ii) does not have any Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) or otherwise.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) To the knowledge of the Company, the Company is a tax resident or otherwise required to file tax reporting in Delaware and Arizona, and is not managed or controlled outside such jurisdiction for Income Tax purposes.

(m) The Company does not have a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the United States.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (vi) a prepaid amount received outside the ordinary course of business or (vii) election under Section 965(h) of the Code.

(o) The Company has not deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”).

(p) All related party transactions involving the Company are at arm’s length.

(q) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(r) There is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of the Company.

(s) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii)

(t) The Company is not aware of any facts or has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that, in each case, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to the Carmell Parties. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto, subject to Enforceability Exceptions. There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real Property Lease.

(c) Personal Property. The Company has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company reflected in the Company Financial Statements or thereafter acquired by the Company prior to the date hereof, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company, or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or (C) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) To the knowledge of the Company, the Company has at all times complied in all material respects with all applicable Privacy Laws, Privacy and Data Security Policies (as defined below), and contractual commitments concerning the Payment Card Industry Data Security Standards (if any) (collectively, the “Privacy Requirements”). The Company has implemented adequate policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) There is no pending, to the knowledge of the Company, any material Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any Privacy Requirements.

(c) To the knowledge of the Company, prior thereto, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or, to the Company’s knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, or any material unauthorized intrusions or breaches of security into the Company systems.

(d) The Company owns or has license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(e) The Company has taken organizational, physical, administrative and technical measures required by Privacy Requirements consistent with standards prudent in the industry in which the Company operates to protect (i) the integrity, security and operations of the Company’s information technology systems, and (ii) the confidential data owned by the Company or provided by the Company’s customers, and Personal Data against data security incidents or other misuse. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(f) In connection with each third-party service provider whose services are material to the Company and involve the Processing of Personal Data on behalf of the Company, the Company has in accordance with Privacy Laws, entered into valid data processing agreements with any such third party in accordance with applicable Privacy Laws.

(g) The consummation of any of the transactions contemplated hereby, will not violate any applicable Privacy Requirements.

(h) There have not been any Proceedings related to any data security incidents or any violations of any Privacy Requirements that have been asserted in writing against the Company, and, to the Company’s knowledge, the Company has not received any written correspondence relating to, or written notice of any Proceedings with respect to, alleged violations by the Company of, Privacy Requirements.

(i) To the knowledge of the Company, the Company has not transferred any Personal Data from the European Union or United Kingdom.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is or has been, since January 1, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, during the five (5) years prior to the date hereof, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company has since January 1, 2018, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, or (ii) otherwise violated any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Proxy Statement is declared effective or when the Proxy Statement is mailed to the Carmell Stockholders or at the time of the Carmell Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedules, the Company has obtained all required Regulatory Permits and the Company and Company Products are and have been in compliance in all material respects with all Regulatory Permits. Through May 31, 2021, the Company and Company Products were in compliance in all material respects with FDA’s policy of enforcement discretion with respect to the investigational new drug application and the premarket approval requirements for human cells, tissues, and cellular and tissue-based products that did not meet one or more of the 21 C.F.R. § 1271.10(a) criteria. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Company is and has been in compliance in all material respects with all Regulatory Permits required by all applicable Healthcare Laws insofar as they pertain to the Company Products.

(b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedules, neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company has received any notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research), has initiated, or threatened in writing to initiate, any Proceeding to restrict or suspend nonclinical testing on or studies or clinical trials of any Company Product, or to recall or request a recall of any Company Product, or to suspend or otherwise restrict the manufacture of any Company Product, or in which the Governmental Entity alleges or asserts a failure to comply with applicable Healthcare Laws.

(c) There are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, of the FDCA or any other applicable Healthcare Law, and neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement orders or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law.

(d) Except as set forth in Section 3.23(b) of the Company Disclosure Schedules, all Company Products are being and have been developed, tested, investigated, manufactured, packaged, imported, exported, labeled and distributed in compliance in all material respects with applicable Healthcare Laws. All manufacture of Company Products, including all clinical supplies used in clinical trials, by or on behalf of the Company has been conducted in compliance with the applicable specifications and requirements of Good Manufacturing Practices, Good Tissue Practices, and all other applicable Laws. No manufacturing site used for the manufacture of Company Product is subject to a Governmental Entity shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from FDA or other Governmental Entity alleging noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Entity, and to the knowledge of the Company, neither FDA or any other Governmental Entity is considering such action.

(e) Neither the Company nor, to the knowledge of Company, any Person engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services with respect to any Company Product, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(f) Except as set forth in Section 3.23(f) of the Company Disclosure Schedules, the nonclinical testing, studies and clinical trials conducted by or on behalf of the Company are being and during the six (6) years prior to the date hereof have been conducted in all material respects in accordance with all applicable protocols, informed consents and applicable requirements, Healthcare Laws and Laws of the FDA and any comparable Governmental Entity. All nonclinical testing, preclinical studies and clinical trials conducted or being conducted with respect to all Company Products by or at the direction of the Company have been and are being conducted in compliance in all material respects with accepted professional scientific standards and all applicable Laws, including (i) all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable foreign Laws in the jurisdictions where nonclinical testing and studies and clinical trials were or are being conducted; and (ii) applicable Law governing the privacy of patient medical records and other personal information and data.

(g) Reserved.

(h) Neither the Company nor any of its directors, officers or employees, and none of the Company’s individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) are currently or have been disqualified, excluded or debarred under or, to the Company’s knowledge, currently subject to an investigation or Proceeding that would reasonably be expected to result in disqualification, exclusion or debarment, the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (ii) to the knowledge of Company, convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility under applicable Healthcare Laws, including, (A) debarment under 21 U.S.C. §335a or any similar Law (B) exclusion under 42 U.S.C. §1320a-7 or any similar Law; or (C) exclusion under 48 CFR Subpart § 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company or any of its current or former directors, officers or employees, and, to the Company’s knowledge, none of the Company’s individual independent contractors or other service providers to the extent acting on behalf of the Company have been in the six (6) years prior to the date hereof subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Company or any of its current or former directors, officers or employees or, its individual independent contractors or other service providers to the extent acting on behalf of the Company has been subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to material violations of any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened. Neither the Company, any of its current or former directors, officers or employees, or to the knowledge of the Company individual independent contractors or other service providers to the extent acting on behalf of the Company, has been a party to or subject to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Company, any of its directors, officers or employees, or to the knowledge of the Company individual independent contractors or other service providers to the extent acting on behalf of the Company received written notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

(i) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any similar foreign Governmental Entity by the Company have been so filed, maintained or furnished, except as would not have a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(j) In the six (6) years prior to the date hereof, the Company has not nor has any of its officers, directors or employees received written notice from the FDA or the Federal Trade Commission or other Governmental Entity in connection with advertising or promotion of any Company Products, and in respect of the Business, alleging or asserting noncompliance with requirements of any applicable Law.

(k) The Company and, to the Company’s knowledge, its Representatives acting for or on behalf of the Company have been at all times in compliance with all applicable Healthcare Laws, except as would not have a Company Material Adverse Effect.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Carmell Parties and (ii) it has been furnished with or given access to such documents and information about the Carmell Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Carmell Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Carmell Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY Carmell PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 or the ancillary documents, NEITHER The Company NOR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY CARMELL PARTY or any of their representatives OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY or on behalf of THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY or by the ancillary documents, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY Carmell PARTY or any of their representatives IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, the ancillary documents or THE TRANSACTIONS CONTEMPLATED HEREBY or thereby. Except for the representations and warranties expressly set forth in Article 4 or the ancillary documents, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY or on behalf of any Carmell party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF any Carmell party, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY the company or any of its representatives IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY or thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE CARMELL PARTIES

Subject to Section 9.7, except as set forth on the Carmell Disclosure Schedules, or except as set forth in any Carmell SEC Reports filed or furnished with the SEC at least one (1) Business Day prior to the Closing (excluding (i) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any matters required to be disclosed for purposes of Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.4 (Brokers)), each Carmell Party, as applicable, hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. Each Carmell Party is a corporation, duly organized, incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority. Each Carmell Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to the Carmell Stockholder Approval), and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Carmell Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Carmell Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Carmell Party. This Agreement and each Ancillary Document to which a Carmell Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such Carmell Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Carmell Party (assuming that this Agreement and the Ancillary Documents to which such Carmell Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Carmell Party in accordance with their terms, subject to Enforceability Exceptions.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an Carmell Party with respect to such Carmell Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Carmell Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the Carmell Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Carmell Material Adverse Effect.

(b) Neither the execution, delivery or performance by a Carmell Party of this Agreement nor the Ancillary Documents to which a Carmell Party is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Carmell Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Carmell Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Carmell Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of an Carmell Party, except, in the case of any of clauses (ii) through (iv) above, as would not have a Carmell Material Adverse Effect.

Section 4.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Carmell or any of its Affiliates for which Carmell has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of a Carmell Party expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Proxy Statement is declared effective or when the Proxy Statement is mailed to the Carmell Stockholders or at the time of the Carmell Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 SEC Filings. Carmell has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior the Closing with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Carmell SEC Reports”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement, the “Additional Carmell SEC Reports”). Each of the Carmell SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Carmell SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Carmell SEC Reports or the Additional Carmell SEC Reports

(for purposes of the Additional Carmell SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Carmell SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Carmell SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein).

Section 4.7 Transactions with Affiliates. Section 4.7 of the Carmell Disclosure Schedules sets forth all Contracts between (a) a Carmell Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of a Carmell Party or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), an “Carmell Related Party”), other than Contracts with respect to an Carmell Related Party’s employment with, or the provision of services to, such Carmell Party entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation). No Carmell Related Party (A) owns any interest in any material asset used in the business of Carmell, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of Carmell or (C) owes any material amount to, or is owed any material amount by, Carmell. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.7 are referred to herein as “Carmell Related Party Transactions.”

Section 4.8 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to each Carmell Party’s knowledge, threatened against any Carmell Party that, if adversely decided or resolved, would be material to the Carmell Parties, taken as a whole. None of the Carmell Parties nor any of their respective properties or assets is subject to any material Order. There are no material Proceedings by any Carmell Party pending against any other Person.

Section 4.9 Compliance with Applicable Law. Each Carmell Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not be material to the Carmell Parties, taken as a whole.

Section 4.10 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Carmell’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Carmell has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Carmell’s financial reporting and the preparation of Carmell’s financial statements for external purposes in accordance with GAAP and (ii) Carmell has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to Carmell is made known to Carmell’s principal executive officer and principal financial officer by others within Carmell. Such disclosure controls and procedures are effective in timely alerting Carmell’s principal executive officer and principal financial officer to material information required to be included in Carmell’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of Carmell has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Carmell has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) (i) The Carmell SEC Reports contain true and complete copies of the financial statements (including all related notes and schedules thereto) of the Carmell Parties and (ii) Section 4.10(d) of the Carmell Disclosure Schedules contains a true and complete copy of the audited consolidated balance sheet of Carmell as of December 31, 2022 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of Carmell for the year then ended, together with the auditor’s reports thereon (clauses (i) and (ii) collectively, the “Carmell Financial Statements”). The Carmell Financial Statements (A) fairly present in all material respects the financial position of Carmell as of the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (C) in the case of the audited Carmell Financial Statements, were audited in accordance with the standards of the PCAOB and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d) Carmell has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Carmell’s and its Subsidiaries’ assets. Carmell maintains and, for all periods covered by the Carmell Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of Carmell in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and Liabilities of Carmell.

(e) There are no outstanding loans or other extensions of credit made by Carmell to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Carmell. Carmell has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as set forth in the Carmell SEC Reports, since its incorporation, neither Carmell (including any employee thereof) nor, to the knowledge of Carmell, Carmell’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of Carmell, (ii) a “material weakness” in the internal controls over financial reporting of Carmell or (iii) fraud, whether or not material, that involves management or other employees of Carmell who have a role in the internal controls over financial reporting of Carmell.

Section 4.11 Investigation; No Other Representations.

(a) Each Carmell Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Carmell Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each Carmell Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

(c) The representations and warranties set forth in Section 3.13 are the sole and exclusive representations and warranties of the Company with respect to Intellectual Property Rights and the representations and warranties set forth in Section 3.13(g), Section 3.13(h) and Section 3.13(i) are the sole and exclusive representations and warranties of the Company with respect to any actual or alleged infringement by the Company or the conduct of the Business of the Intellectual Property Rights of any Person.

SECTION 4.12 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE Carmell PARTIES NOR ANY OTHER PERSON MAKES, AND EACH CARMELL PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY CARMELL PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY CARMELL PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH CARMELL PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in article 3, OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF the company ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF the company, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY any Carmell party OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by the Carmell Parties (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company; provided that in no event shall the Company’s compliance with Section 5.1(b) constitute a breach of this Section 5.1(a).

(b) Without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules, or as expressly consented to in writing by the Carmell Parties (such consent, other than in the case of Section 5.1(b)(i) or Section 5.1(b)(xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than as otherwise expressly contemplated by this Agreement;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than Permitted Liens);

(v) issue any additional Equity Securities of the Company, including through the adoption of any equity incentive plan;

(vi) incur, create or assume any Indebtedness in excess of $1,000,000, individually or in the aggregate;

(vii) enter into, amend, modify, waive any material benefit or right under or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract);

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $200,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the ordinary course of business;

(ix) except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Company, other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above, or to any Contingent Worker with annual fees of $250,000 or above, other than in each case annual and merit-based raises made in the ordinary course of business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or Contingent Worker of the Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of the Company, or (E) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees of the Company, if such group termination would trigger the WARN Act;

(x) change any material Tax election or Tax accounting method, make any material Tax election or adopt any Tax accounting method in a manner inconsistent with past practice, file any income or other material Tax Return in a manner inconsistent with past practices, amend any income or other material Tax Return, enter into any agreement with a Governmental Entity with respect to Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, or consent to any extension or waiver of the statutory period of limitation applicable to any claim or assessment in respect of income Taxes, surrender any right to claim a material Tax refund or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(xi) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Carmell or any of its Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xiii) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xv) make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Carmell Parties, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents, including the HSR Act filing fee; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Carmell shall promptly inform the Company of any communication between any Carmell Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Carmell of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Carmell and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with Carmell’s and the Company’s prior written consent.

(b) Until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Carmell Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Carmell Party) or the Carmell Parties (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Carmell Party, the Company, or, in the case of the Company, the Carmell Parties, in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to the Carmell Parties and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company or in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the Company (which may require remote and telephonic meetings)). Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided to, the Carmell Parties or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Carmell Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) Until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Carmell Parties shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Carmell Parties (in a manner so as to not interfere with the normal business operations of the Carmell Parties or in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the Carmell Parties (which may require remote and telephonic meetings)). Notwithstanding the foregoing, the Carmell Parties shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Carmell Party is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of any Carmell Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Carmell Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Carmell shall use, and shall cause the other Carmell Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and

(y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an Carmell Party, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that such Carmell Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to this Section 5.4(a), Section 5.7, Section 5.8 and Section 5.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and the Carmell Parties or, after the Closing, Carmell; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Carmell Party, or with Carmell, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Carmell and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that Carmell and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The press release concerning this Agreement and the transactions contemplated hereby shall be in the form agreed by the Company and the Carmell Parties prior to the execution of this Agreement and such press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, the Carmell Parties shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and the Carmell Parties shall consider such comments in good faith. The Company, on the one hand, and Carmell, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Carmell, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Carmell shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Company shall have the opportunity to review and comment upon prior to filing and Carmell shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) The Parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless (A) required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code) that is final or (B) the SEC (or its staff) requests or requires a Tax Opinion in connection with the preparation and filing of the Proxy Statement and the Company is unable to obtain the Tax Opinion.

(b) The Carmell Parties and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code. The Parties shall not knowingly take any action that prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Proxy Statement or other similar filing, the SEC (or its staff) requests or requires an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger (a “Tax Opinion”), be prepared and submitted, the Carmell Parties and the Company shall use commercially reasonable efforts to deliver, and shall use commercially reasonable efforts to cause each of their respective Subsidiaries to deliver, to Troutman Pepper Hamilton Sanders LLP (“Troutman”), respectively, customary Tax representation letters satisfactory to Troutman, dated and executed by an authorized officer as of the date the Proxy Statement or other similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Troutman in connection with the preparation and filing of the Proxy Statement or other similar filing. If requested or required, the Company shall use reasonable best efforts to cause Troutman to furnish a Tax Opinion, subject to customary assumptions and limitations and the timely provision of the customary Tax representation letters described in the prior sentence, to the effect that the Intended Tax Treatment should apply to the Merger and any other transactions contemplated by this Agreement; provided that Troutman shall not be required to render the Tax Opinion if Troutman determines that under applicable Tax Law it is not the case that the Merger should satisfy the Intended Tax Treatment. For the avoidance of doubt, if Troutman is unable to provide the Tax Opinion pursuant to the immediately preceding sentence because it determines that under applicable Tax Law it is not the case that the Merger should satisfy the Intended Tax Treatment, then the Proxy Statement shall be revised to state that the Merger is not expected to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow the Carmell Parties to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

(e) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Carmell Parties will, and will cause its Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any

Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) The Company shall (i) notify the Carmell Parties promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation prohibiting the disclosure of such identity), and (ii) keep the Carmell Parties fully informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Proxy Statement. As promptly as reasonably practicable following the Closing, but, in any case within sixty (60) days thereafter, Carmell shall file a preliminary proxy statement (the “Proxy Statement”) for a vote of its stockholders to approve the issuance of the shares of Carmell Common Stock issuable upon conversion of the Carmell Series A Preferred Stock (the “Required Transaction Proposal”). The post-closing Company shall use its reasonable best efforts to (A) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); and (B) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Carmell, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Carmell to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then (1) such Party shall promptly inform, in the case of any Carmell Party, the Company, or, in the case of the Company, Carmell thereof; (2) such Party shall prepare and mutually agree upon with, in the case of Carmell, the Company, or, in the case of the Company, Carmell (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to Proxy Statement; (3) Carmell shall promptly file such mutually agreed upon amendment or supplement with the SEC; and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the Carmell Stockholders. Carmell shall, as soon as practicable following notification from the SEC or its staff that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, file and mail a definitive proxy statement for the vote of its stockholders to approve the Required Transaction Proposal.

Section 5.8 Carmell Stockholder Approval. As promptly as reasonably practicable following notification from the SEC or its staff that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, Carmell shall duly convene and hold a meeting of its stockholders (the “Carmell Stockholders Meeting”) in accordance with the Governing Documents of Carmell, for the purposes of obtaining the Carmell Stockholder Approval. Carmell shall, through its board of directors, recommend to its stockholders the approval of the Required Transaction Proposal; provided that Carmell may postpone or adjourn the Carmell Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Carmell Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Carmell has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Carmell Stockholders prior to the Carmell Stockholders Meeting; provided that, without the consent of the Company, in no event shall Carmell adjourn the Carmell Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Carmell recommendation contemplated by the preceding sentence shall be included in the Proxy Statement.

Section 5.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable, Carmell, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Nasdaq Listing. From and after the Effective Time, the Carmell Parties shall use commercially reasonable efforts to ensure that Carmell remains listed as a public company on Nasdaq. The Carmell Parties shall use its reasonable best efforts to, as promptly as reasonably practicable (as of immediately following the Effective Time), (a) cause the Carmell Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as reasonably practicable and in any event prior to the Effective Time, and (b) satisfy any applicable initial and continuing listing requirements of Nasdaq.

Section 5.11 Company Stockholder Approval. As promptly as reasonably practicable (and in any event within five (5) Business Days) following receipt of written confirmation from the Carmell Parties confirming the Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to the Carmell Parties a true and correct copy of a written consent (in form and substance reasonably satisfactory to the Carmell Parties) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents (the “Company Stockholder Written Consent”). The Company Board shall recommend to the Company Stockholders the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 5.12 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability, or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Carmell will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, Carmell shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of the Company (the “Company D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Carmell or the Company shall have any obligation under this Section 5.12 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Carmell shall maintain, or cause to be maintained, in effect for a period of one (1) year after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Company D&O Tail Policy”); provided that such D&O Tail Policy shall be renewable on an annual basis for a period of up to six (6) years following the Effective Date if mutually agreed by the Company and Carmell. Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) The Company D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.12 are intended to be third-party beneficiaries of this Section 5.12. This Section 5.12 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Carmell.

Section 5.13 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Carmell a certificate substantially in a form mutually agreed among the Parties prior to the Closing, duly executed by the Company, in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 5.14 Transaction Litigation. Until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Carmell Parties, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder Proceeding, claim, investigation, examination or inquiry, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or, to the knowledge of the Carmell Parties or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of the Carmell Parties, the Carmell Parties, any of their Affiliates or any of their respective Representatives or stockholders (in their capacity as such) or (b) in the case of the Company, the Company, any of the Company’s controlled Affiliates or any of their respective Representatives or stockholders (in their capacity as such). The Carmell Parties and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Carmell (such consent not to be unreasonably withheld, conditioned or delayed) or (y) the Carmell Parties, any of their Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15 No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Article 5 (excepting Section 5.16 and Section 5.12) are included for the sole benefit of the Carmell Parties and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Carmell Parties, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, Contingent Worker or service provider of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 5.16 Payment of Debt Obligations. Notwithstanding anything herein to the contrary, the Carmell Parties shall:

(a) Satisfy all outstanding principal and interest due to Burns Ventures, LLC pursuant to the promissory notes listed in Section 3.2(c) of the Company Disclosure Schedules twelve (12) months after the Closing Date; and

(b) Satisfy all outstanding principal and interest due with respect to the SBA Loan as described on Section 3.2(c) of the Company Disclosure Schedules pursuant to the terms set forth in such loan agreement, provided that, if the US Small Business Administration will not approve a modification of the loan upon the Closing of the transactions set forth herein, the Carmell Parties shall satisfy the SBA Loan at the time of Closing. Further and to the extent the US Small Business Administration will agree to a loan modification providing for repayment of the SBA Loan through payments after the Closing Date, the Carmell Parties will use commercially reasonable efforts to secure a release of the personal guarantee securing the SBA Loan executed by Rodney Burns and Burns Ventures, LLC. In the event, the US Small Business Administration rejects a request to release the personal guarantee of Rodney Burns and Burns Ventures, LLC, the Carmell Parties agree to indemnify Rodney Burns and Burns Ventures, LLC for any liabilities arising in relation to the SBA Loan following Closing.

Section 5.17 Code Section 280G. As soon as reasonably practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to the Carmell Parties) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) as soon as reasonably practicable after execution of this Agreement, the Company shall deliver to the Carmell Parties (A) waivers, in form and substance satisfactory to the Carmell Parties, duly executed by each Person who might receive any Section 280G Payment, and (B) the parachute payment calculations prepared by the Company and/or its advisors. The form and substance of all stockholder approval documents contemplated by this Section 5.17, including the waivers, shall be subject to the prior review and comment of the Carmell Parties. The Company shall provide such documentation and information to the Carmell Parties for its review and comment no later than three (3) Business Days prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable and timely comments from the Carmell Parties thereon.

Section 5.18 Termination of the 401(k) Plan. Effective no later than one day prior to the Closing Date, the Company shall terminate any Employee Benefit Plan that is intended to meet the requirements of Section 401(k) of the Code (the “401(k) Plan”) and no further contributions, other than those for which liability accrued prior to termination date, including loan repayments, shall be made to the 401(k) Plan. The Company shall provide to the Carmell Parties (a) executed resolutions of the board of directors of the Company authorizing such termination, and (b) executed amendments to the 401(k) Plan which (i) in the Carmell Parties’ reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (ii) effective prior to termination of the 401(k) Plan provide for the distribution or rollover of all accounts to be completed as soon as administratively feasible following the termination date.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) each applicable waiting period or Consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; and

(c) the Company Stockholder Written Consent shall have been obtained.

Section 6.2 Other Conditions to the Obligations of the Carmell Parties. The obligations of the Carmell Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Carmell Parties of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Carmell the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Carmell; and

(ii) each Company Stockholder shall have executed and delivered a Lock-up Agreement to Carmell;

(e) [Reserved];

(f) the written resignations of all of the directors and officers of the Company, effective as of the Effective Time;

(g) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, the Company Closing Financial Statements;

(h) at or prior to the Closing, the Company shall have satisfied all open due diligence items (subject to the sole discretion of the Carmell Parties); and

(i) the Carmell Parties will have adequate cash on hand to pay the Closing Cash Consideration.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Carmell Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Carmell Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the Carmell Parties (other than the Carmell Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Carmell Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Carmell Material Adverse Effect;

(b) the Carmell Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Carmell Parties under this Agreement at or prior to the Closing;

(c) no Carmell Material Adverse Effect shall have occurred and be continuing;

(d) at or prior to the Closing, Carmell shall have delivered, or caused to be delivered, a certificate duly executed by an authorized officer of Carmell, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(e) at or prior to the Closing, Carmell shall have delivered, or caused to be delivered, the Registration Rights Agreement duly executed by Carmell and certain stockholders of Carmell.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a material breach of this Agreement. None of the Carmell Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a Carmell Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a material breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Carmell Parties and the Company;

(b) by the Carmell Parties, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by the Carmell Parties, and (ii) the Termination Date; provided, however, that none of the Carmell Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Carmell Party has failed to perform any covenant or agreement on the part of such applicable Carmell Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Carmell Parties by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either the Carmell Parties or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 31, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Carmell Parties if any Carmell Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either the Carmell Parties or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either the Carmell Parties or the Company, if the Carmell Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Carmell’s stockholders have duly voted and the Carmell Stockholder Approval was not obtained; or

(g) by the Carmell Parties, if the Company does not deliver, or cause to be delivered to the Carmell Parties the Company Stockholder Written Consent in accordance with Section 5.11 on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 5.3, this Section 7.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party. In the event that either the Carmell Parties or the Company do not use commercially reasonable efforts to effect the Merger, or from and after the Agreement Date, the Company breaches Section 5.6 of this Agreement and consummates a change of control transaction with a third party, the breaching Party shall pay to the non-breaching Party a termination fee in the amount of $[***] (the “Termination Fee”), which has been negotiated at arms’ length between the Company and the Carmell Parties, and shall be an exclusive remedy pursuant to the breach of this Agreement for the party to whom the Termination Fee is paid. The Termination Fee due shall be paid to the non-breaching Party by wire transfer of same-day funds within five (5) Business Days after the date of termination. Each Party acknowledges that the agreement contained in this Section is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, the Parties would not enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable is uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to this Section is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate the non-breaching Party for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if a breaching Party fails to promptly pay the Termination Fee, in order to obtain such payment the non-breaching Party commences a proceeding that results in a judgment against the breaching Party for the Termination Fee, the breaching Party shall pay to the non-breaching Party its costs and expenses (including attorneys’ fees) in connection with such proceeding, together with interest on the Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties made by the Company in this Agreement and the Ancillary Documents shall only survive the Closing Date, and Claims based upon or arising out of a breach of such representations and warranties may only be made, in accordance with Section 8.3, for a period of 12 months following the Closing Date; provided that the Company Fundamental Representations shall survive the Closing and continue in full force and effect for the full period of all applicable statutes of limitations. The termination of the representations and warranties made by the Company as provided herein shall not affect the rights of any Carmell Indemnified Parties in respect of any claim made in good faith by such party in a writing in accordance with the provisions of Section 8.3 received by the Company prior to the expiration of the applicable survival period provided herein. The covenants and obligations of the Company contained in this Agreement and the Ancillary Documents to be performed prior to the Closing shall only survive the Closing Date, and Claims based upon or arising out of a breach of such covenants or agreements may only be made, in accordance with Section 8.3, for a period of 12 months following the Closing Date.

Section 8.2 Indemnification.

(a) General Following the Closing, the Carmell Parties, their Affiliates, and each of their respective officers, directors, employees, stockholders, agents and other Representatives (collectively, the “Carmell Indemnified Parties”) shall be indemnified against, and held harmless from, any damage, loss, injury, charge, cost or liability (collectively, “Losses”) by set off against any Future Payment that becomes payable, arising out of, relating to or resulting from:

(i) any breach of or inaccuracy in any of the representations and warranties of the Company set forth in this Agreement (including the Company Fundamental Representations) or any Ancillary Document;

(ii) any breach of any covenant or obligation of the Company, to be performed by the Company prior to Closing, in this Agreement or any Ancillary Document; and

(iii) any inaccuracy or error in the Allocation Schedule.

(b) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any schedule, agreement, certificate or other document delivered in connection herewith is qualified by materiality, “Company Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty solely for purposes of calculating the amount of Losses with respect to such breach or inaccuracy and not, for the avoidance of doubt, in determining whether any such breach or inaccuracy has occurred.

(c) The Carmell Parties and their Subsidiaries shall use commercially reasonable efforts to mitigate any Losses for which a Carmell Indemnified Party seeks indemnification under this Agreement. Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses incurred under this Article VIII, there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by the Carmell Indemnified Party (or any of its Affiliates) from any third-party insurer for such Losses (after giving effect to any deductible or retention or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof); and the Carmell Indemnified Parties shall have an obligation to use commercially reasonable efforts to seek recovery against insurance policies or any unaffiliated third party. The term Losses shall not include special damages or punitive damages (except if actually awarded to a third party).

Section 8.3 Procedure for Claims.

(a) If a claim for indemnification (a “Claim”) is to be made by a Carmell Indemnified Party hereunder, the Carmell Indemnified Party claiming such indemnification (the “Indemnified Party”) shall give written notice to the Company or its representative promptly after the Indemnified Party becomes aware of any Claim which the Indemnified Party has determined would give rise to Losses for which indemnification may be sought under this Article 8, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and all supporting documentation. The failure of any Indemnified Party to give timely notice hereunder shall not affect any rights to indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure; provided, further that any claim made by the Carmell Parties pursuant to this Article 8 within the time period set forth in Section 8.1, and otherwise in accordance with this Article 8, shall survive until such claim is finally resolved

ARTICLE 9

MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) prior to the Closing, the Carmell Parties and the Company and (b) from and after the Closing, Carmell. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2 Amendment. This Agreement may be amended or modified only prior to the Closing, by a written agreement executed and delivered by the Carmell Parties and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.2 shall be void, ab initio.

Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Carmell Party, to:

Carmell Therapeutics Corporation

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Rajiv Shukla, Executive Chairman

E-mail: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel

E-mail: [***]

(b) If to the Company:

If prior to Closing:

Axolotl Biologix, Inc.

2201 N. Gemini Dr., Suite 40

Flagstaff, AZ 86004

Attn: Josh Sandberg, CEO

E-Mail: [***]

with a copy (which shall not constitute notice) to:

Doyen Sebesta & Poelma, LLLP

16945 Northchase Drive, Suite 1400

Houston, Texas 77060

Attention: Randall J. Poelma, Jr.

E-mail: [***]

If after Closing hereunder:

Axolotl Biologix, Inc. or its shareholders

c/o Doyen Sebesta & Poelma, LLLP

16945 Northchase Drive, Suite 1400

Houston, Texas 77060

Attention: Randall J. Poelma, Jr.

E-mail: [***]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 9.5 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.6 Construction; Interpretation. The term “this Agreement” means this Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to the Carmell Parties, any documents or other materials posted to the electronic data room located at the Carmell Due Diligence folder maintained by the Company as of 5:00 p.m., Eastern Time, at least one (1) day prior to the Closing Date ; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to such Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.7 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Carmell Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Carmell Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Carmell Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.12, the last sentence of this Section 9.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.10 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.11 Knowledge of Company; Knowledge of Carmell. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.11 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to Carmell’s knowledge” and “to the knowledge of Carmell or (Carmell Parties)” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.11 of the Carmell Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 9.11 of the Company Disclosure Schedules or Section 9.11 of the Carmell Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.12 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of the Carmell Parties or the Company (and including the Parties’ stockholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 9.13 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of the Carmell Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Carmell Parties set forth herein or (c) waive compliance by the Carmell Parties with any of the agreements or conditions set forth herein. The Carmell Parties may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 9.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 9.3 shall be effective service of process for any such Proceeding.

Section 9.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

CARMELL THERAPEUTICS CORPORATION

By:	/s/ Rajiv S. Shukla
Name: Rajiv S. Shukla
Title: Executive Chairman

AZTEC MERGER SUB, INC.

By:	/s/ Rajiv S. Shukla
Name: Rajiv S. Shukla
Title: Executive Chairman

AXOLOTL BIOLOGIX, INC.

By:	/s/ Josh Sandberg
Name: Josh Sandberg
Title: Chief Executive Officer

EXHIBIT A

FUTURE CONSIDERATION EXHIBIT

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Milestones.

(a) Subject to the remainder of this Exhibit A, after the occurrence of the applicable milestone event described in the table set forth below (each such event, a “Milestone Event”), Carmell or its designee shall pay to each Company Stockholder such Company Stockholder’s Pro Rata Share of the applicable milestone fee listed next to such Milestone Event below (each such fee, the applicable “Future Payment”) associated with such Milestone Event. Each Future Payment shall be paid in a combination of cash and shares of Carmell Common Stock based on the VWAP of the Carmell Common Stock for the 30 consecutive Trading Days immediately preceding the date that the Milestone Event was achieved, as set forth in the table below. Future Payments shall be considered Future Consideration for purposes of the Agreement.

Milestone Event	Future Payment Payable in Cash	Future Payment Payable in Carmell Common Stock
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(b) Future Payments to be made by or on behalf of Carmell pursuant to this Exhibit A and the Agreement within thirty (30) days of achievement of the applicable Milestone Event.

(c) Notwithstanding anything in the Agreement to the contrary, in the event the Carmell Parties abandon efforts, or are otherwise not pursuing with commercially reasonable diligence to achieve FDA approval of Tropoelastin on or before the third (3) anniversary of Closing, the Company shareholders, as they may exist at the time of Closing, in equal proportion to their pre-closing ownership of the Company (or as otherwise agreed in writing among such shareholders), shall have the option, but not the obligation, to acquire [***]from Carmell or any Carmell Party holding the rights thereto for the payment of $[***]. In the event, the option set forth in this subsection (c) is to be exercised, the relevant Company shareholders shall issue a written notice to the Carmell Parties setting forth a proposed closing date therefore, being at least 30 days following receipt of the notice hereunder, but no more than 90 days thereafter.

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